Exhibit 10(y)


                                BANTA CORPORATION

                              ECONOMIC PROFIT (EP)

                      LONG-TERM INCENTIVE COMPENSATION PLAN

                                 January 1, 1998

                           (Amended February 3, 1998)

                                    ARTICLE I

                              Statement of Purpose

   1.1 The purpose of the Banta Corporation (the "Company") Economic Profit ("EP") Long-Term Incentive Compensation Plan (the "Plan") is to provide an incentive compensation system which promotes and rewards the maximization of shareholder value over the long term. The Plan is designed to create a focus for all participants to achieve the key financial and strategic objectives which drive shareholder value creation. The Plan aims to provide a fair and meaningful reward for achieving or surpassing shareholder value creation goals by directly linking incentive compensation to EP and, thereby, reward management for creating value.

   1.2 EP is the performance measure of value creation. EP reflects the benefits and costs of capital employment. Managers create value when they employ capital in an endeavor that generates a return that exceeds the cost of the capital employed. By imputing the cost of capital upon the operating profits generated by the Company, EP measures the total value created by management.

   EP = (Net Operating Profit After Tax - Capital Charge)

   1.3 Each Plan Participant has a prescribed Target Bonus which is based on the Company's Actual EP results. Bonuses are calculated based on annual EP. Each bonus will be paid out one-third annually over a three year period subject to the payout rules contained in Section
        5.5. In no circumstance will the participant be required to reimburse the company for negative bank balances.

   1.4 The Plan will be administered on a fiscal year basis under the direction and control of the Compensation Committee of the Banta Corporation Board of Directors (the "Committee"). At a meeting of the Committee during the first quarter of each year the Committee will review and approve the list of Plan Participants for such year, along with the Company's Cost of Capital, Target EP, Improvement Factor, and Bonus Table Generator amounts for such year.

                                   ARTICLE II

                    Definition of EP and the Components of EP

   2.1 "Capital" means the net investment employed in the operations of the Company. The components of Capital are as follows:

                        Shareholders Equity
                Plus:   Advances from (to) Corporate
                Plus:   Collected cash overdrafts (balances)
                Plus:   Long-term debt (including current portion) and
                        short-term debt
                Plus:   Deferred taxes (net of future tax benefit)
                Plus:   Accrued (prepaid) income taxes
                Plus:   LIFO Reserve
                Plus:   Cumulative goodwill and non-compete amortization
                Plus:   Acquisition earnouts paid
                Plus:   Capitalized leases
                Plus:   Non-cash accruals
                Plus:   Negative EP on acquisitions and/or major R&D
                        projects approved by the Chief Executive Officer
                Plus/Less:  Other capital items as determined by management and approved by the Committee
                Less:   Non-operating Cash
                Equals: Capital

        Each component of Capital will be measured by computing an average balance based on the ending period balance for each period the Company closes its books within the year.

   2.2 "Cost of Capital" will be estimated at the beginning of each year based on the weighted average of the after-tax cost of debt and equity for the year in question for the entire Company. Calculations will be carried to one decimal point.

   2.3 "Capital Charge" means the deemed opportunity cost of employing Capital in the Company. The Capital Charge is computed as follows:

             Capital Charge = Capital x Cost of Capital

   2.4  "Net Operating Profit After Tax" or "NOPAT"

        "NOPAT" means the after-tax earnings attributable to the capital employed in the Company for the year in question. The components of NOPAT are as follows:

                        Operating Earnings Before Income Taxes
                Plus:   Miscellaneous income (excluding interest income)
                Plus:   Current LIFO expense
                Plus:   Change in non-cash accruals
                Plus:   Capitalized lease adjustment
                Plus:   Non-compete amortization
                Plus:   Goodwill amortization
                Plus:   Acquisition earnouts expensed
                Plus:   R&D expense
                Less:   R&D amortization
                Plus/Less:  Other items as determined by management and
                        approved by the Committee
                Less:   Income Taxes                                      .
                Equals: Net Operating Profit After Tax

        Gains and losses on the sale of assets, gains and losses on the disposition of businesses and/or business segments, restructuring charges and other large non-recurring gains and losses will be excluded from NOPAT unless the Committee determines that a specific item should be included.

   2.5 "Economic Profit" or "EP" means the NOPAT that remains after subtracting the Capital Charge, expressed as follows:

                      NOPAT
                Less: Capital Charge
                Equals:     EP

        EP may be positive or negative.

   2.6 Operations acquired will be excluded from the EP computations for the first 12 months after acquisition, unless the Committee approves earlier, or later, inclusion based on the facts related to a specific acquisition.

                                  ARTICLE III

                   Definition and Computation of Target Bonus

   3.1 "Actual EP" means the EP as calculated for the Company for the year in question.

   3.2 "Target EP" means the level of EP that is expected in order for a Participant of the Company to receive one hundred percent (100%) of the Target Bonus.

        Target EP is calculated according to the following formula:

        Target EP = Prior Yr's Actual EP + Prior Yr's Target EP + Improvement Factor
                                       2

        For the initial year, Target EP will be established by the Committee independent of the above formula.

   3.3 "Target Bonus" means the "Target Bonus Percentage" times a Participant's Base Pay actually paid for the year (see article VII for calculations related to a change in a Participant's employment status).

   3.4  "Target Bonus Percentage" is 25% for each Participant.

   3.5 "Base Pay" means the Participant's base rate of salary excluding bonuses and other benefits or forms of compensation.

   3.6 "Improvement Factor" means the prior year's Capital multiplied by X%, where X is uniquely identified annually. If the Company returned a negative EP in the prior year, the Improvement Factor will be a fixed dollar amount rather than an amount based on X. This amount will be approved by the Committee pursuant to Section 1.4.


                                   ARTICLE IV

                   Definition and Computation of Actual Bonus

   4.1 Each participant shall have his/her Target Bonus based on total Company EP results.

   4.2 "Actual EP Bonus" means the bonus earned by a Participant based on total Company EP results and is calculated by multiplying the Target Bonus by a percentage which is determined as follows:

                       [Actual EP - Target EP]        +   1
                       [Bonus Table Generator]

        Actual EP Bonus amounts, whether positive or negative, will be capped at 300% of Target Bonus for each Participant such that any amounts above (or below for a negative number) 300% of a Participant's Target Bonus will be ignored for any calculation and other purpose of this Plan.

   4.3 "Bonus Table Generator" is the annually determined negative (positive) deviation from Target EP necessary before a zero (two times Target) bonus is earned.

                                    ARTICLE V

                           Description of Bonus Banks

   5.1 Establishment of a Bonus Bank. To encourage a long-term commitment by Participants to the Company, all Actual EP Bonus amounts shall be credited to (or debited against in the case of a negative Actual EP Bonus amount) "at risk" accounts (Bonus Banks), with the level of future payout contingent on sustained high performance and continued employment as provided herein.

   5.2 Although a Bonus Bank may, as a result of negative EP, have a deficit, no Participant shall be required, at any time, to reimburse his/her Bonus Bank.

   5.3 "Bonus Bank" means, with respect to each Participant, a bookkeeping record of an account to which amounts are credited, or debited as the case may be, from time to time under the Plan and from which bonus payments to such Participants are debited.

   5.4 "Bank Balance" means, with respect to each Participant, a bookkeeping record of the net balance of the amounts credited to and debited against such Participant's Bonus Bank. A Participant's Bank Balance shall initially be equal to zero.

   5.5  Payout Rules:

        (A) If there is no positive or negative balance in the Bonus Bank carried over from the prior year:
            (1) If the Actual EP Bonus is positive, pay out 1/3 of the Actual

             EP Bonus. Add the remaining Actual EP Bonus to the Bonus Bank. Unless negative bonuses in subsequent years reduce the payout, the banked amount will be paid out in two equal installments beginning with a payment at the time that bonuses would be paid for the subsequent year.
           (2) If the Actual EP Bonus is negative for the year, a negative Bonus Bank balance equal to such amount will be created. Any such negative amount will be offset against positive bonuses earned in subsequent years. No payouts will be made under the Plan until the negative balance is absorbed by future credits to the Bonus Bank.
            (3)  Carry forward any positive or negative Bonus Bank amounts.

        (B)  If there is a positive Bonus Bank balance carried forward:
           (1)  If a positive Actual EP Bonus was earned for the year:
             (a) Pay out 1/3 of the Actual EP Bonus earned for the current year.
             (b) Pay out any scheduled installments from prior years applicable to the current year.
           (2) If the Actual EP Bonus is negative for the year:
             (a) If the Actual EP Bonus is greater than the carryover balance, the entire prior positive balance will be eliminated. The remaining negative balance will be offset against bonuses earned in subsequent years as in (A)(2) above.
             (b) If the negative bonus is less than the carryover balance, it will first offset any scheduled installment amount which would have otherwise been paid for the current year. Any negative amount remaining after this offset will be used to reduce any installments that would otherwise have been paid for the subsequent year.
            (3) Carry forward any positive or negative Bonus Bank balances.

        (C)  If there is a negative Bonus Bank balance carried forward:
           (1) If the Actual EP Bonus is positive for the year:
             (a) If the Actual EP Bonus is greater than the negative carryover balance, the negative balance will be offset against the current payment and the two installment payments in the order in which they would otherwise have been paid until the negative balance is consumed. No payment will be made from the Bonus Bank unless all carryover negative balances have been offset.
             (b) If the Actual EP Bonus earned is less than the negative carryover balance, the two are offset and the remaining negative balance will be carried forward to the next year.
           (2) If the Actual EP Bonus is negative for the year it will be added to the negative carryover balance.
           (3)  Carry forward any positive or negative balances.

        See attached Exhibit A for payout examples.

   5.6 Payment of Awards. All amounts payable to Participants shall be paid in cash within 30 days following approval of the calculations by the Committee.

                                   ARTICLE VI

                                Deferred Payment

   6.1 Deferrals. A Participant may elect in advance to defer payment of all or any portion of the payments he/she would otherwise receive pursuant to Sections 5.5 and 5.6. No bonus amount otherwise payable in a year shall be deferred for any year unless the Company shall have received a written notice from the Participant not later than December 31 of the second preceding year specifying the portion of the award which is to be deferred. By way of example, an election to defer any 1998 awards (which would otherwise be paid in early 1999) must be received by December 31, 1997. Any such deferral election shall be irrevocable.

   6.2 Deferral Accounts. All amounts so deferred will be credited, as of the dates otherwise payable, to an account created on the Company's books for the Participant. Amounts standing to a Participant's credit in the account shall be paid to the Participant or his designated beneficiary or estate: (1) over a period of not more than fifteen years following termination of the Participant's employment by reason of death, disability or normal or early retirement as permitted by the Company's Retirement Plan; and (2) over a period of not more than three years following termination of a Participant's employment for any other reason, in either case at such times and in such installments as shall be determined in the sole discretion of the Committee.

   6.3 Interest. Until such time as all amounts in the account are paid in full, a credit in lieu of interest shall be made to the account on December 31 of each year ( or on the date of the final installment payment from the account, as the case may be ) in an amount equal to interest on the balance from time to time outstanding in the account during the year at a rate equal to the average prime rate of interest less one percentage point. For purposes of this section the "average prime rate of interest" in effect during the applicable period shall be computed by multiplying each prime rate of interest in effect at the Firstar Bank of Milwaukee during such period by the number of days each such rate was so in effect, and by dividing the total number so obtained by the total number of days in such period.


                                   ARTICLE VII

                 Plan Participation, Transfers and Terminations

   7.1 Participant. "Participant" shall mean an employee employed on a regular full time or part-time basis by the Company and who has been recommended by the Chief Executive Officer to be eligible to participate in the Plan and approved by the Committee. In order to be eligible for an Actual EP Bonus for a year, the Participant must be designated as such pursuant to Section 1.4. A person shall remain a Participant for other purposes of the Plan as long as he/she has a Bonus Bank balance or a deferred balance.

   7.2 New Participants. The percentage (%) of award to which a Participant is entitled in the first year of his/her participation in the Plan is prorated at a rate of 1/12 for each complete month from date of participation.

   7.3 Retirement, Disability, Involuntary Termination Without Cause or Death. A Participant who retires under the terms of the Company's Retirement Plan, or suffers a "disability", as such term is defined in the Company's long-term disability benefits program and is not reasonably expected by management to return to work, or is involuntarily terminated without cause or who dies shall be eligible to receive the balance of his/her Bonus Bank as of the end of the year pursuant to Article 5.6 after taking into account the actual bonus value for the said year. The actual bonus value for the said year shall be equal to zero dollars ($0) if the Participant has not completed six full months of employment with the Company during the year. Otherwise, the percentage of award for the said year to which a Participant is entitled shall be prorated at a rate of 1/12 for each complete month of employment during the year.

   7.4 Voluntary Termination. In the event that a Participant voluntarily terminates employment with the Company on or before the end of the applicable fiscal year, the right of the Participant to his/her Bank Balance and/or any potential current year payout shall be forfeited.

   7.5  Termination for Cause.  "Cause" shall mean:

             (1)  misappropriation by the Participant of funds of the Company or any of its subsidiaries;
             (2) the Participant personally and secretly obtaining profits from dealings with the Company or any of its subsidiaries;
             (3) the Participant's unreasonable neglect of, or refusal to perform, his/her duties or responsibilities; and
             (4) conviction of a serious crime involving moral turpitude.

   7.6 Payment and Breach of Agreement. Notwithstanding any other provision of the Plan or any other agreement, in the event that a Participant shall breach any noncompetition agreement with the Company or breach any agreement with respect to the postemployment conduct of such Participant, any remaining payment otherwise due to the Participant hereunder shall be forfeited.

   7.7 No Guarantee. Selection as a Participant is no guarantee that benefits under the Plan will be earned or that selection as a Participant will be made in any subsequent year.

                                  ARTICLE VIII

                               General Provisions

   8.1 Withholding of Taxes. The Company shall have the right to withhold the amount of taxes, which in the determination of the Company, are required to be withheld under law with respect to any amount due or paid under the Plan.

   8.2 Expenses. All expenses and costs in connection with the adoption and administration of the Plan shall be borne by the Company.

   8.3 No Prior Right or Offer. Except and until expressly granted pursuant to the Plan, nothing in the Plan shall be deemed to give any employee any contractual or other right to participate in the benefits of the Plan.

   8.4 Rights Personal to Employee. Any rights provided to a Participant under the Plan shall be personal to such Participant, shall not be transferable (except by will or pursuant to the laws of descent or distribution), and shall be exercisable, during his/her lifetime, only by such Participant.

   8.5 Distribution of Bank Balances Upon Termination of the Plan. Upon termination of the Plan, the Bank Balance of each Participant shall be distributed as soon as practicable but in no event later than 90 days from such event.

                                   ARTICLE IX

                                   Limitation

   9.1 No Continued Employment. Nothing contained herein shall provide any Participant with any right to continued employment or in any way abridge the rights of the Company to determine the terms and conditions of employment and whether to terminate employment of any Participant.

   9.2 No Vested Rights. Except as otherwise provided herein, no employee or other person shall have any claim of right (legal, equitable, or otherwise) to any award, allocation, or distribution or any right, title, or vested interest in any amounts in his/her Bonus Bank and no officer or employee of the Company or any other person shall have any authority to make representations or agreements to the contrary. No interest conferred herein to a Participant shall be assignable or subject to claim by a Participant's creditors. The right of the Participant to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company and the Participant shall have no rights in or against any specific assets of the Company as the result of participation hereunder.

   9.3 Not Part of Other Benefits. The benefits provided in this Plan shall not be deemed a part of any other benefit provided by the Company to its employees. The Company assumes no obligation to Plan
        Participants except as specified herein. This is a complete statement, along with the Exhibits attached hereto, of the terms and conditions of the Plan.

   9.4 Other Plans. Nothing contained herein shall limit the Company or the Committee's power to grant bonuses to employees of the Company, whether or not Participants in this Plan.

   9.5 Limitations. Neither the establishment of the Plan nor the grant of an award hereunder shall be deemed to constitute an express or implied contract of employment for any period of time or in any way abridge the rights of the Company to determine the terms and conditions of employment or to terminate the employment of any Participant with or without cause at any time.

   9.6 Unfunded Plan. This Plan is unfunded. Nothing herein shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant.


                                    ARTICLE X

                                    Authority

   10.1 Committee Authority. Except as otherwise expressly provided herein, full power and authority to interpret and administer this Plan shall be vested in the Committee. The Committee may from time to time make such decisions and adopt such rules and regulations for implementing the Plan as it deems appropriate for any Participant under the Plan. Any decision taken by the Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall be final, conclusive and binding upon all participants and any person claiming under or through them.

   10.2 Board of Directors Authority. The Board shall be ultimately responsible for administration of the Plan. The Board or the Committee, as appropriate, shall work with the Chief Executive Officer of the Company in all aspects of the administration of the Plan.

                                   ARTICLE XI

                                     Notice

   11.1 Any notice to be given pursuant to the provisions of the Plan shall be in writing and directed to the appropriate recipient thereof at his/her business address or office location.


                                   ARTICLE XII

                                 Effective Date

   12.1 This Plan shall be effective as of January 1, 1998.

   12.2 The Plan is intended to remain in force indefinitely beginning on the first day of each fiscal year after the effective date hereof, unless the Board of Directors, in its discretion, terminates it by resolution and notifies the Participants.

                                  ARTICLE XIII

                                   Amendments

   13.1 Amendment. This Plan may be amended or terminated at any time at the sole discretion of the Board upon the recommendation of the Committee. The annual activities of the Committee pursuant to the Plan are not Plan amendments, including but not limited to the determinations pursuant to Section 1.4.

   13.2 Protected Benefits. Notwithstanding the foregoing, after the last day of an applicable fiscal year, other than 1998, the Plan may not be amended or the Participants revised such that the Participant receives less than the amount payable by the Plan nor may an amendment reduce or eliminate any previously banked amount under
        Article V prior to such amendment or revision. For 1998, the Committee, at its discretion, has the right to make any retroactive changes to the terms and conditions of the Plan it deems necessary and prudent up to and including the date of payment of bonuses pursuant to Section 5.6.

   13.3 Notice. Notice of any amendment or termination shall be given promptly to each Participant.


                                   ARTICLE XIV

                                 Applicable Law

   14.1 This Plan shall be construed in accordance with the provisions of the laws of the State of Wisconsin to the extent not preempted by Federal law.